UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 18, 2012

EVERFLOW EASTERN PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	0-19279	34-1659910
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

585 West Main Street PO Box 629 Canfield, Ohio		44406
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (330) 533-2692

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 18, 2012, Everflow Eastern Partners, L.P. (the “Company”), along with other additional entities and individuals, signed a purchase and sale agreement with Hilcorp Energy I, L.P. (the “Purchaser”), whereby the Company has agreed to sell the majority of the Company’s deep rights in certain third party operated Mercer County, Pennsylvania, properties totaling approximately 720 acres, which includes the depths below the stratigraphic equivalent of the top of the Queenston Formation (the “TPO Mercer Disposition”), to the Purchaser for cash consideration net to the Company of approximately $2.0 million - $2.5 million, subject to acreage and closing adjustments. The TPO Mercer Disposition includes no producing reserves, and the Company will retain all of their rights to the shallow acreage as well as a portion of their rights to the deep acreage subject to the purchase and sale agreement.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 20, 2012, the Company closed on the majority of the TPO Mercer Disposition with the sale of approximately 640 acres to the Purchaser for cash consideration net to the Company’s interest of approximately $2.1 million. The Company anticipates closing on the remaining acreage from the TPO Mercer Disposition during 2013, subject to fulfillment of closing conditions. There can be no assurance that all conditions to closing on the remaining acreage from the TPO Mercer Disposition will be satisfied.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is being filed herewith:

Exhibit No.	Description of Exhibit

99.1	Purchase and Sale Agreement Between Everflow Eastern Partners, L.P. and Other Additional Entities and Individuals as Sellers and Hilcorp Energy I, L.P. as Buyer, dated December 18, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Everflow Eastern Partners, L.P.
(Registrant)

	By:	Everflow Management Limited, LLC
General Partner

	By:	Everflow Management Corporation
Managing Member

Date: December 26, 2012

/s/ Brian A. Staebler
Brian A. Staebler
Vice President, Secretary-Treasurer and Principal Financial and Accounting Officer